Exhibit 99.1

Provident Bancorp, Inc. Reports Earnings of the June 30, 2017 Quarter
Company Release – 07/20/2017

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for The Provident Bank (the “Bank”), reported net income for the three months ended June 30, 2017 of $1.6 million, or $.17 per diluted share, compared to $1.4 million, or $.15 per diluted share, for the three months ended June 30, 2016. Net income for the six months ended June 30, 2017 was $3.4 million, or $.37 per diluted share, compared to $2.9 million, or $.31 per diluted share, for the six months ended June 30, 2016.

David P. Mansfield, Chief Executive Officer, said, "Our success this quarter was the result of planned strategic initiatives. With our unique niche lending and high level of service, we attained a significant amount of new loan growth. As we continue toward our goal of being the top commercial bank in our region, we listen carefully to our customers, and by doing so, we were motivated to place significant resources within our international lending niche. Our new Senior Vice President, Leanne Spees, will spearhead our International Banking division. With more than 30 years of international trade finance experience, Leanne can leverage The Provident’s distinction of being the delegated US Export-Import bank in the region. This distinction combined with the mutual partnerships we have established with various state agencies allows The Provident to offer significant benefits to our commercial customers engaged in or interested in international trade."

Net interest income before provision for loan losses increased by $1.6 million, or 25.1%, compared to the three months ended June 30, 2016 and increased by $2.6 million, or 20.9%, compared to the six months ending June 30, 2016. The growth in net interest income this quarter over the prior year’s second quarter is primarily the result of an increase in our average interest earning assets of $104.2 million or 14.8% and an increase in net interest margin of 32 basis points to 3.94%. The growth in net interest income for the six months ended June 30, 2017 compared to the six months ended in the same period 2016 is primarily the result of an increase in average interest earning assets of $89.4 million or 12.8% and an increase of the net interest margin of 26 basis points to 3.86% for the six months ended June 30, 2017.

Provision for loan losses of $892,000 were booked for the second quarter of 2017 compared to $210,000 for the same period in 2016. For the six months ended June 30, 2017 $1.5 million of provisions were recognized compared to $321,000 for the six months ended June 30, 2016. The provisions were primarily due to an increase in our loan portfolio as we apply loan provisions to newly originated loans based on historical loss ratios, which, absent other factors, results in an increase in the allowance for loan loss. The allowance for loan losses as a percentage of total loans was 1.40% as of June 30, 2017 compared to 1.36% as of December 31, 2016. The allowance for loan losses as a percent of non-performing loans was 235.05% as of June 30, 2017 compared to 542.98% as of December 31, 2016. Non-performing assets were $4.2 million, or 0.48%, to total assets as of June 30, 2017 compared to $1.4 million, or 0.18%, to total asset for the same period 2016.

Noninterest income increased $103,000, or 10.7% to $1.1 million for the three months ended June 30, 2017. For the six months ended June 30, 2017, noninterest income increased $669,000, or 35.2%, to $2.6 million. The primary reasons for the increases in both periods presented are due to increased gains on sales of securities and income from service fees.

Noninterest expense increased $795,000, or 15.6%, to $5.9 million for the three months ended June 30, 2017. For the six months ended June 30, 2017, noninterest expense increased $1.5 million, or 14.9%, to $11.5 million. The primary reasons for the increase were salary expense, marketing expense, and other expense. The increase in salary and employee benefits was $568,000, or 18.0%, for the three months ended June 30, 2017 and $1.1 million, or 17.9%, for the six months ended June 30, 2017. The primary reason for the increase in salary and employee benefits was a higher head count and stock based compensation expense compared to the prior year. The increase in marketing expense was $49,000, or 96.1%, for the three months ended June 30, 2017 and $42,000, or 38.9%, for the six months ended June 30, 2017. The primary reason for the increase in marketing expense was due to strategic target marketing within the Company’s footprint. The increase in other expense was $262,000, or 36.6%, for the three months ended June 30, 2017 and $351,000, or 24.6%, for the six months ended June 30, 2017. The primary reason for the increase in the other expense category was directors stock based compensation expense and increased software expense. The noninterest expense increases were partially offset by a decrease in professional fees and the FDIC assessment expense. The decrease in professional fees was $98,000, or 31.3%, for the three months ended June 30, 2017 and $149,000, or 25.8%, for the six months ended June 30, 2017. The primary reason for the decrease in professional fees was due to onetime services incurred in 2016. The decrease in the FDIC assessment expense was $23,000, or 24.0%, for the three months ended June 30, 2017 and $49,000, or 25.8%, for the six months ended June 30, 2017. The decrease was related to a change in the FDIC reserve calculation.

As of June 30, 2017, total assets have increased $87.6 million, or 11.0%, to $883.1 million compared to $795.5 million at December 31, 2016. The primary reason for the increase is due to net loans with an increase of $77.7 million, or 12.4%, an increase in investments available-for-sale securities of $5.3 million, or 4.4%, and an increase in premises and equipment of $2.9 million, or 24.8%. The increase in net loans was due to an increase in commercial loans of $50.1 million, or 30.1%, an increase in construction and development loans of $15.0 million, or 31.2%, and an increase in consumer loans of $5.8 million, or 93.3%. Deposits were $701.4 million as of June 30, 2017 representing an increase of $73.4 million, or 11.7%, compared to December 31, 2016. The primary reason for the increase in deposits was due to an increase in time deposits of $35.9 million, or 39.5%, an increase of $19.8 million, or 13.7%, in money market deposits, and an increase of $11.7 million, or 4.2%, in NOW deposits. Borrowings increased $10.2 million, or 20.5%, to $60.1 million as of June 30, 2017.

As of June 30, 2017, shareholders’ equity was $114.0 million compared to $109.1 million at December 31, 2016 representing an increase of $4.9 million, or 4.4%. The increases are primarily due to year-to-date net income of $3.4 million and in increase an accumulated other comprehensive income of $1.1 million.

About Provident Bancorp, Inc.

Provident Bancorp, Inc. is a Massachusetts corporation that was formed in 2011 by The Provident Bank to be its holding company. Approximately 52.2% of Provident Bancorp, Inc. outstanding shares are owned by Provident Bancorp, a Massachusetts corporation and a mutual holding company. The Provident Bank is an innovative, commercial bank that finds solutions for our business clients. We are committed to strengthening the economic development of the regions we serve, by working closely with businesses and delivering superior products and high-touch services to meet their banking needs. The Provident has offices in Massachusetts and New Hampshire. All deposits are insured in full through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information about The Provident Bank please visit our website www.theprovidentbank.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrower to repay their loans, the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 978-834-8534

Executive Vice President/CFO

choule@theprovidentbank.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At
	June 30,	December 31,
(In thousands)	2017	2016
Assets	(unaudited)
Cash and due from banks	$10,535	$7,939
Interest-bearing demand deposits with other banks	1,243	2,637
Money market mutual funds	158	129
Cash and cash equivalents	11,936	10,705
Investments in available-for-sale securities (at fair value)	123,143	117,867
Federal Home Loan Bank stock, at cost	3,008	2,787
Loans, net	702,085	624,425
Bank owned life insurance	19,694	19,395
Premises and equipment, net	14,457	11,587
Accrued interest receivable	2,532	2,320
Deferred tax asset, net	4,239	4,913
Other assets	2,048	1,544
Total assets	$883,142	$795,543

Liabilities and Equity
Deposits:
Noninterest-bearing	$170,136	$158,075
Interest-bearing	531,214	469,907
Total deposits	701,350	627,982
Federal Home Loan Bank advances	60,075	49,858
Other liabilities	7,715	8,554
Total liabilities	769,140	686,394
Shareholders' equity:
Preferred stock; authorized 50,000 shares: no shares issued and outstanding	-	-
Common stock, no par value: 30,000,000 shares authorized; 9,633,288 shares issued and outstanding at June 30, 2017 and 9,652,448 issued and outstanding at December 31, 2016	-	-
Additional paid-in capital	43,976	43,393
Treasury stock: 19,160 shares at June 30, 2017	(383)	-
Retained earnings	69,632	66,229
Accumulated other comprehensive income	3,753	2,622
Unearned compensation - ESOP	(2,976)	(3,095)
Total shareholders' equity	114,002	109,149
Total liabilities and shareholders' equity	$883,142	$795,543

Provident Bancorp, Inc.

Consolidated Income Statements

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2017	2016	2017	2016
Interest and dividend income:	(unaudited)
Interest and fees on loans	$7,911	$6,159	$15,144	$12,250
Interest and dividends on securities	902	861	1,775	1,742
Interest on interest-bearing deposits	3	6	9	14
Total interest and dividend income	8,816	7,026	16,928	14,006
Interest expense:
Interest on deposits	678	529	1,248	1,084
Interest on Federal Home Loan Bank advances	201	152	411	294
Total interest expense	879	681	1,659	1,378
Net interest and dividend income	7,937	6,345	15,269	12,628
Provision for loan losses	892	210	1,455	321
Net interest and dividend income after provision for loan losses	7,045	6,135	13,814	12,307
Noninterest income:
Customer service fees on deposit accounts	346	292	684	597
Service charges and fees - other	481	448	983	866
Gain on sale of securities, net	58	17	540	37
Other income	185	210	364	402
Total noninterest income	1,070	967	2,571	1,902
Noninterest expense:
Salaries and employee benefits	3,727	3,159	7,403	6,281
Occupancy expense	450	417	921	782
Equipment expense	157	164	307	309
FDIC assessment	73	96	141	190
Data processing	176	165	366	328
Marketing expense	100	51	150	108
Professional fees	215	313	429	578
Other	977	715	1,779	1,428
Total noninterest expense	5,875	5,080	11,496	10,004
Income before income tax expense	2,240	2,022	4,889	4,205
Income tax expense	639	659	1,486	1,355
Net income	$1,601	$1,363	$3,403	$2,850

Income per share:
Basic	$0.17	0.15	0.37	0.31
Diluted	$0.17	0.15	0.37	0.31

Weighted Average Shares:
Basic	9,193,836	9,173,317	9,193,206	9,170,340
Diluted	9,198,286	9,173,317	9,193,206	9,170,340

Provident Bancorp, Inc.

Selected Financial Ratios

	At or for the three		At or for the six
	months ended		months ended
	June 30,		June 30,
	2017	2016	2017	2016
(unaudited)
Performance Ratios:
Return on average assets (1)	0.75%	0.74%	0.81%	0.77%
Return on average equity (1)	5.68%	5.20%	5.94%	5.50%
Interest rate spread (1) (3)	3.75%	3.43%	3.69%	3.42%
Net interest margin (1) (4)	3.94%	3.62%	3.86%	3.60%
Non-interest expense to average assets (1)	2.77%	2.74%	2.75%	2.70%
Efficiency ratio (5)	65.23%	69.47%	64.44%	68.85%
Average interest-earning assets to average interest-bearing liabilities	142.57%	147.93%	142.12%	146.48%
Average equity to average assets	13.28%	14.14%	13.71%	14.00%

		At	At	At
		June 30,	December 31,	June 30,
(unaudited)		2017	2016	2016
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans (2)		1.40%	1.36%	1.40%
Allowance for loan losses as a percent of non-performing loans		235.05%	542.98%	601.24%
Non-performing loans as a percent of total loans (2)		0.59%	0.25%	0.23%
Non-performing loans as a percent of total assets		0.48%	0.20%	0.18%
Non-performing assets as a percent of total assets (6)		0.48%	0.20%	0.18%

(1)	Annualized
(2)	Loans are presented before the allowance but include deferred costs/fees. Loans held-for-sale are excluded.
(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents noninterest expense divided by the sum of net interest income and noninterest income.
(6)	Represents non-accrual loans plus loans accruing but 90 days or more overdue and OREO.